Spectrum Control Reports Second Quarter Profit

Customer Orders Increase 15% from Preceding Quarter;

Earnings Per Share Up 13% from a Year Ago

Fairview, PA – June 25, 2009 – Spectrum Control, Inc. (NASDAQ: SPEC), a leading designer and manufacturer of custom electronic products and systems, today reported results for the second quarter ended May 31, 2009.

For the second quarter of fiscal 2009, the Company reported net income of $2.2 million or 18 cents per diluted share on sales of $33.6 million, compared to net income of $2.2 million or 16 cents per diluted share on sales of $32.6 million for the same period last year. For the first half of fiscal 2009, the Company had net income of $4.4 million or 35 cents per diluted share on sales of $66.7 million. For the comparable period of 2008, the Company had net income of $4.0 million or 29 cents per diluted share on sales of $63.7 million.

Dick Southworth, the Company’s President and Chief Executive Officer, commented, “We are very pleased to report second quarter financial results that are consistent with our previous guidance. In addition to increased revenue and earnings per share, total customer orders received during the current quarter amounted to $36.1 million, a 15% increase from the first quarter of this year. We believe this strong performance, during an ongoing global recession, demonstrates the effectiveness of our fundamental business strategy. We remain committed to customer and end-market diversification, maintaining a balance between military/defense and commercial markets. As a result of this strategy, the current growth of our military/defense business has substantially offset the impact of the poor market conditions which persist for virtually all commercial products and applications. Our sales to military/defense customers during the second quarter of fiscal 2009 were $21.1 million or 63% of our total sales, up from the $14.6 million or 45% of sales for the same period last year, with no individual customer representing more than 5% of our total revenue.  This diversification, along with our unbending commitment to providing custom application specific solutions to our customers, will continue to be the foundation for our future growth and enhanced shareholder value. ”

SPECTRUM CONTROL, INC. 8031 Avonia Road, Fairview, PA 16415, Phone: (814) 474-2207, Fax: (814) 474-2208

Second Quarter Highlights

Record Cash Flow

Net cash provided by operating activities in the first half of fiscal 2009 amounted to $8.1 million, including a record $6.4 million generated in the second quarter of fiscal 2009. This increased cash flow reflects improved receivable and inventory turnover rates, with accounts receivable and inventories decreasing $2.5 million and $1.2 million, respectively, during the current quarter. During the first half of fiscal 2009, with our positive cash flow and existing cash reserves, we repaid $7.0 million under our domestic line of credit and fully funded $1.9 million of capital expenditures. Approximately $1.2 million of these capital expenditures were made in our microwave components and systems business to support manufacturing expansion and improvements needed for growing production requirements.

Improved Gross Margin

Our operating margins continue to improve. In the current quarter our gross margin was $8.9 million or 27% of sales, compared to $8.1 million or 25% of sales for the comparable period of fiscal 2008. This increase in gross margin percentage principally reflects reductions in material costs, as well as certain operating efficiencies from higher production volumes. The ongoing reduction in our material costs has been driven by numerous factors, including improved product yields and greater utilization of vertical manufacturing capabilities throughout all four of our business segments. Our manufacturing overhead, as a percentage of sales, also continues to decrease as we realize economies of scale with greater sales volume.

Strong Financial Position

At the end of the second quarter of fiscal 2009, our ratio of current assets to current liabilities was nearly 5.00 to 1.00 and our total debt to equity ratio was 0.21 to 1.00. Our total stockholders’ equity grew to $108.2 million, for a book value of $8.60 per share, and our total borrowed funds were only $4.0 million as of May 31, 2009. We believe this strong financial position will not only serve us well during the current economic environment, but will enable us to effectively finance future acquisitions and continued organic growth.

Current Business Outlook

Mr. Southworth added, “With the worldwide recession continuing to negatively impact commercial markets, forecasting future business results is extremely difficult. Based on our current assessment of business conditions and customer demand, we expect our fiscal 2009 third quarter sales and profitability to approximate our second quarter performance. With our existing sales order backlog and anticipated customer orders, we believe the fourth quarter of fiscal 2009 will be strong, with a 10% sequential increase in sales and profitability. More importantly, we will continue to invest in the long-term growth of our Company, as we develop innovative new products and seek to consummate strategic business acquisitions. With this ongoing focus, we remain very confident in the future of our Company.”

Forward-Looking Information

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Simultaneous Webcast and Teleconference Replay

Spectrum Control, Inc. will host a teleconference to discuss its second quarter fiscal 2009 results on Thursday, June 25, 2009, at 4:45 p.m., Eastern Time. Internet users will be able to access a simultaneous webcast of the teleconference at www.spectrumcontrol.com or www.vcall.com. A taped replay of the call will be available through June 26, 2009, at 877-660-6853, access account 286, conference 324770, or for 30 days over the Internet at the Company’s website.

About Spectrum Control

Spectrum Control, Inc. is a leader in the design, development and manufacture of custom electronic products and systems for the defense, aerospace, communications, and medical industries worldwide. For more information about Spectrum Control and its products, please visit the Company’s website at www.spectrumcontrol.com.

Corporate Headquarters	Investor Relations
8031 Avonia Road	John P. Freeman, Senior Vice President
Fairview, PA 16415	and Chief Financial Officer
Phone: 814/474-2207	Spectrum Control, Inc.
Fax: 814/474-2208	Phone: 814/474-4310

Tables follow

Spectrum Control, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(Dollar Amounts in Thousands)	May 31,	November 30,
	2009	2008
Assets

Current assets
Cash and cash equivalents	$5,112	$5,397
Accounts receivable, net	21,830	24,043
Inventories, net	30,867	30,638
Deferred income taxes	1,684	1,684
Prepaid expenses and other current assets	2,025	2,307

Total current assets	61,518	64,069

Property, plant and equipment, net	26,127	27,250

Other assets
Goodwill	36,811	36,811
Other	6,148	6,654

Total assets	$130,604	$134,784

Liabilities and Stockholders' Equity

Current liabilities
Short-term debt	$3,000	$10,000
Accounts payable	4,584	6,541
Income taxes payable	15	36
Accrued liabilities	4,267	4,415
Current portion of long-term debt	487	487

Total current liabilities	12,353	21,479

Long-term debt	465	545
Other liabilities	903	978
Deferred income taxes	8,725	8,491

Stockholders' equity	108,158	103,291

Total liabilities and stockholders' equity	$130,604	$134,784

Spectrum Control, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

(Amounts in Thousands, Except Per Share Data)

	For the Three Months Ended		For the Six Months Ended
	May 31,		May 31,
	2009	2008	2009	2008

Net sales	$33,623	$32,574	$66,740	$63,728

Cost of products sold	24,675	24,494	49,534	48,797

Gross margin	8,948	8,080	17,206	14,931

Selling, general and administrative expense	5,464	4,671	10,331	8,882

Income from operations	3,484	3,409	6,875	6,049

Other income (expense) :
Interest expense	(66)	(97)	(163)	(139)
Other income and expense, net	9	15	38	256
	(57)	(82)	(125)	117

Income before provision for income taxes	3,427	3,327	6,750	6,166

Provision for income taxes	1,206	1,151	2,376	2,201

Net income	$2,221	$2,176	$4,374	$3,965

Earnings per common share :
Basic	$0.18	$0.16	$0.35	$0.30
Diluted	$0.18	$0.16	$0.35	$0.29

Average number of common shares outstanding :
Basic	12,571	13,234	12,571	13,298
Diluted	12,679	13,358	12,636	13,500

Spectrum Control, Inc. and Subsidiaries
Selected Financial Data
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	May 31,		May 31,
Selected Financial Data,	2009	2008	2009	2008
as a Percentage of Net Sales:

Net sales	100.0%	100.0%	100.0%	100.0%
Cost of products sold	73.4	75.2	74.2	76.6
Gross margin	26.6	24.8	25.8	23.4
Selling, general and administrative expense	16.2	14.3	15.5	13.9
Income from operations	10.4	10.5	10.3	9.5
Other income (expense) :
Interest expense	(0.2)	(0.3)	(0.2)	(0.2)
Other income and expense, net	-	-	-	0.4
Income before provision for income taxes	10.2	10.2	10.1	9.7
Provision for income taxes	3.6	3.5	3.5	3.5
Net income	6.6%	6.7%	6.6%	6.2%

Selected Operating Segment Data:
(Dollar Amounts in Thousands)

Advanced specialty products:
Customer orders received	$14,056	$19,568	$26,713	$32,339
Net sales	10,218	13,665	20,819	26,815

Microwave components and systems:
Customer orders received	15,827	13,548	28,301	21,591
Net sales	16,236	10,355	30,242	20,747

Power management systems:
Customer orders received	1,382	2,434	3,489	6,171
Net sales	2,047	2,942	4,841	5,390

Sensors and controls:
Customer orders received	4,803	6,889	9,034	13,966
Net sales	5,122	5,612	10,838	10,776